Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Solid Revenue Growth. Effective Risk Management. Regions reports second quarter 2022 earnings of $558 million, earnings per diluted share of $0.59
Delivers strong revenue and pre-tax pre-provision income(1) growth over the prior year

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 22, 2022 - Regions Financial Corp. (NYSE:RF) today reported earnings for the second quarter ended June 30, 2022. The company reported second quarter net income available to common shareholders of $558 million and earnings per diluted share of $0.59. Compared to the second quarter of 2021, strong revenue growth contributed to a 17 percent increase in pre-tax pre-provision income on a reported basis and a 19 percent increase on an adjusted basis(1). The company's second quarter adjusted pre-tax pre-provision income(1) represents its highest level on record. Compared to the second quarter of 2021, total revenue of $1.7 billion increased 10 percent on a reported basis and 12 percent on an adjusted basis(1) driven by growth in both net interest income and non-interest income. The company generated year-to-date positive operating leverage of 1.9 percent on a reported basis and 1.6 percent on an adjusted basis(1) versus the comparable prior-year period.

“Our solid second-quarter results reflect the strength of Regions’ business plan and our team’s success in executing it,” said John Turner, President and CEO of Regions Financial Corp. “The financial health of consumers and businesses in the Regions footprint continues to be good. Investments across our business groups are paying off. Strategic acquisitions completed in 2020 and 2021 are further expanding our pipelines and building revenue growth. We’re committed to keeping our customers at the center of every decision. We remain vigilant at all times with effective risk management and sound governance, and our teams have the depth of experience to guide customers through a variety of economic cycles.”

Among key performance indicators:

~~•~~Regions subsidiary Ascentium Capital’s production for the first half of 2022 is up 31 percent year-over-year with pipelines remaining strong.

•Regions subsidiary Sabal Capital Partners has closed $500 million in loans year-to-date, with full-year volume expected to increase by approximately 11 percent.

•Regions subsidiary Clearsight Advisors is on track to exceed full-year expectations and heads into the second half of the year with a robust pipeline.

•Regions’ SBA lending is on target to grow full-year 2022 production by 45 percent compared to pre-pandemic levels.

•Regions has increased its number of Treasury Management clients by 14 percent year-over-year.

•EnerBank grew loans by approximately 7 percent in the second quarter compared to the previous quarter. The merger of EnerBank with and into Regions Bank continues to result in the generation of high-quality consumer loans and presents further growth opportunities.

•Technology investments continue to drive a more seamless customer experience. During the second quarter, Regions launched a digital advisor tool from Regions Investment Solutions that gives emerging and experienced investors an effective online option for managing portfolios while receiving personalized support.

•Digital continues to support a better banking experience with an 8 percent increase specifically in mobile users in 2Q22 compared to 2Q21.

•Regions’ balance sheet remains strong, deliberately positioned to withstand a variety of economic conditions.

•Overall asset quality continued to improve during the second quarter with most metrics remaining well below historical levels. The company has a robust credit risk management framework and a disciplined and dynamic approach to managing concentration risk. Together, these factors position Regions to weather changing economic environments while delivering consistent, sustainable long-term performance.

SUMMARY OF SECOND QUARTER 2022 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	6/30/2022	3/31/2022	6/30/2021
Net income	$583	$548	$790
Preferred dividends and other*	25	24	42
Net income available to common shareholders	$558	$524	$748

Weighted-average diluted shares outstanding	940	947	965
Actual shares outstanding—end of period	934	933	955

Diluted earnings per common share	$0.59	$0.55	$0.77

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$6	$(1)	$(3)
Adjustments to non-interest income(1)	—	1	19
Total pre-tax adjusted items(1)	$6	$—	$16
After-tax preferred stock redemption expense(1)*	$—	$—	$(13)

Diluted EPS impact**	$—	$—	$—

Pre-tax additional selected items***:
CECL provision (in excess of) less than net charge-offs	$(22)	$82	$384
Capital markets income - CVA/DVA	20	6	(4)
Residential MSR net hedge performance	11	(5)	(6)
PPP loan interest income****	8	12	43
Ginnie Mae re-securitization gains	—	12	—

*        The second quarter 2021 amount includes $13 million of Series A preferred stock issuance costs, which reduced net income available to common shareholders when the shares were redeemed.
**        Based on income taxes at an approximate 25% incremental rate.
***     Items impacting results or trends during the period, but are not considered non-GAAP adjustments. These items generally include market-related measures, impacts of new accounting guidance, or event driven actions.
****    Interest income for the Small Business Administration's Paycheck Protection Program (PPP) loans includes estimated funding costs.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter had minimal impact.

Total revenue

	Quarter Ended
($ amounts in millions)	6/30/2022	3/31/2022	6/30/2021	2Q22 vs. 1Q22		2Q22 vs. 2Q21
Net interest income	$1,108	$1,015	$963	$93	9.2%	$145	15.1%
Taxable equivalent adjustment	11	11	12	—	—%	(1)	(8.3)%
Net interest income, taxable equivalent basis	$1,119	$1,026	$975	$93	9.1%	$144	14.8%
Net interest margin (FTE)	3.06%	2.85%	2.81%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.44%	3.43%	3.31%

Non-interest income:
Service charges on deposit accounts	$165	$168	$163	(3)	(1.8)%	2	1.2%
Card and ATM fees	133	124	128	9	7.3%	5	3.9%
Wealth management income	102	101	96	1	1.0%	6	6.3%
Capital markets income	112	73	61	39	53.4%	51	83.6%
Mortgage income	47	48	53	(1)	(2.1)%	(6)	(11.3)%
Commercial credit fee income	23	22	23	1	4.5%	—	—%
Bank-owned life insurance	16	14	33	2	14.3%	(17)	(51.5)%
Securities gains (losses), net	—	—	1	—	—%	(1)	(100.0)%
Market value adjustments on employee benefit assets*	(17)	(14)	8	(3)	(21.4)%	(25)	(312.5)%
Other	59	48	53	11	22.9%	6	11.3%
Non-interest income	$640	$584	$619	$56	9.6%	$21	3.4%
Total revenue	$1,748	$1,599	$1,582	$149	9.3%	$166	10.5%

Adjusted total revenue (non-GAAP)(1)	$1,748	$1,598	$1,563	$150	9.4%	$185	11.8%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Total revenue of approximately $1.7 billion represented an increase of 9 percent on both a reported and adjusted basis(1) compared to the first quarter of 2022. Net interest income grew 9 percent compared to the first quarter, benefiting from increases in interest rates, average loan growth and securities purchases. Lower cash balances supported the net interest margin, which increased 21 basis points to 3.06 percent. Excluding the impact of PPP interest income and excess cash balances held at the Federal Reserve, the company's adjusted net interest margin(1) was 3.44 percent.

Non-interest income increased 10 percent on both a reported and an adjusted basis(1) compared to the first quarter of 2022. Capital markets income increased $39 million. Excluding the impact of CVA/DVA, capital markets income increased $25 million driven primarily by higher fees from merger and acquisition advisory services and real estate loan syndications. Card & ATM fees increased 7 percent primarily due to increased transactions and higher spend volumes in the quarter. Service charges, mortgage income, and wealth management income remained relatively stable from the prior quarter. Seasonally higher mortgage production overcame approximately $12 million in gains associated with previously repurchased Ginnie Mae loans sold during the prior quarter. Excluding those gains, mortgage income increased 31 percent. Other non-interest income increased $11 million primarily due to cash distributions associated with equity previously obtained from a customer's bankruptcy. Additionally, market value adjustments on employee benefit assets that are offset in salaries and benefits remained elevated this quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	6/30/2022	3/31/2022	6/30/2021	2Q22 vs. 1Q22		2Q22 vs. 2Q21
Salaries and employee benefits	$575	$546	$532	$29	5.3%	$43	8.1%
Equipment and software expense	97	95	89	2	2.1%	8	9.0%
Net occupancy expense	75	75	75	—	—%	—	—%
Outside services	38	38	39	—	—%	(1)	(2.6)%
Professional, legal and regulatory expenses	24	17	15	7	41.2%	9	60.0%
Marketing	22	24	29	(2)	(8.3)%	(7)	(24.1)%
FDIC insurance assessments	13	14	11	(1)	(7.1)%	2	18.2%
Credit/checkcard expenses	13	26	17	(13)	(50.0)%	(4)	(23.5)%
Branch consolidation, property and equipment charges	(6)	1	—	(7)	NM	(6)	NM
Visa class B shares expense	9	5	6	4	80.0%	3	50.0%
Other	88	92	85	(4)	(4.3)%	3	3.5%
Total non-interest expense	$948	$933	$898	$15	1.6%	$50	5.6%
Total adjusted non-interest expense(1)	$954	$932	$895	$22	2.4%	$59	6.6%

NM - Not Meaningful

Non-interest expense increased 2 percent on both a reported and adjusted basis(1) compared to the first quarter of 2022. Salaries and benefits increased 5 percent driven primarily by higher base salaries due to annual merit increases, which became effective on April 1, 2022, as well as elevated variable-based and incentive compensation. These increases were partially offset by seasonal decreases in payroll taxes and 401(k) expenses.

The company's second quarter efficiency ratio was 53.9 percent on a reported basis and 54.2 percent on an adjusted basis(1). The effective tax rate was 21.2 percent.

Loans and Leases

	Average Balances

($ amounts in millions)	2Q22	1Q22	2Q21	2Q22 vs. 1Q22		2Q22 vs. 2Q21
Commercial and industrial	$46,538	$43,993	$43,140	$2,545	5.8%	$3,398	7.9%
Commercial real estate—owner-occupied	5,477	5,506	5,634	(29)	(0.5)%	(157)	(2.8)%
Investor real estate	7,428	7,082	7,282	346	4.9%	146	2.0%
Business Lending	59,443	56,581	56,056	2,862	5.1%	3,387	6.0%
Residential first mortgage	17,569	17,496	16,795	73	0.4%	774	4.6%
Home equity	6,082	6,163	6,774	(81)	(1.3)%	(692)	(10.2)%
Consumer credit card	1,145	1,142	1,108	3	0.3%	37	3.3%
Other consumer—exit portfolios	836	987	1,599	(151)	(15.3)%	(763)	(47.7)%
Other consumer	5,689	5,445	2,219	244	4.5%	3,470	156.4%
Consumer Lending	31,321	31,233	28,495	88	0.3%	2,826	9.9%
Total Loans	$90,764	$87,814	$84,551	$2,950	3.4%	$6,213	7.3%

NM - Not meaningful.

Average loans and leases increased 3 percent compared to the prior quarter driven primarily by growth in commercial and industrial lending. Average business lending increased 5 percent reflecting broad-based growth in corporate, middle market, and real estate lending across the company's diversified and specialized portfolios. While still below pre-pandemic levels, commercial loan line utilization levels ended the quarter at approximately 44.4 percent, increasing 50 basis points over the prior quarter. Loan production remains strong with loan commitment growth of approximately $5.5 billion during the quarter. Average consumer lending increased modestly mostly attributable to residential first mortgage and other consumer credit, which includes EnerBank, partially offset by lower home equity and consumer exit portfolios.

Deposits

	Average Balances

($ amounts in millions)	2Q22	1Q22	2Q21	2Q22 vs. 1Q22		2Q22 vs. 2Q21
Customer low-cost deposits	$133,992	$132,829	$126,315	$1,163	0.9%	$7,677	6.1%
Customer time deposits	5,600	5,905	4,813	(305)	(5.2)%	787	16.4%
Corporate treasury time deposits	—	—	1	—	NM	(1)	(100.0)%
Corporate treasury other deposits	—	—	3	—	NM	(3)	(100.0)%
Total Deposits	$139,592	$138,734	$131,132	$858	0.6%	$8,460	6.5%

($ amounts in millions)	2Q22	1Q22	2Q21	2Q22 vs. 1Q22		2Q22 vs. 2Q21
Consumer Bank Segment	$85,224	$83,054	$78,200	$2,170	2.6%	$7,024	9.0%
Corporate Bank Segment	41,920	42,609	42,966	(689)	(1.6)%	(1,046)	(2.4)%
Wealth Management Segment	10,020	10,407	9,519	(387)	(3.7)%	501	5.3%
Other	2,428	2,664	447	(236)	(8.9)%	1,981	443.2%
Total Deposits	$139,592	$138,734	$131,132	$858	0.6%	$8,460	6.5%

Total average deposit balances increased 1 percent in the second quarter of 2022 as continued growth in Consumer deposits was partially offset by declines in Corporate and Wealth Management. While average deposit balances grew, ending balances declined reflecting a return to seasonal second quarter patterns related to income tax payments seen prior to the pandemic, as well as some expected attrition within Corporate and Wealth Management beginning late in the quarter.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2022	3/31/2022	6/30/2021
ACL/Loans, net	1.62%	1.67%	2.00%
ALL/Loans, net	1.52%	1.59%	1.90%
Allowance for credit losses to non-performing loans, excluding loans held for sale	410%	446%	253%
Allowance for loan losses to non-performing loans, excluding loans held for sale	386%	423%	240%
Provision for (benefit from) credit losses	$60	$(36)	$(337)
Net loans charged-off	$38	$46	$47
Net loans charged-off as a % of average loans, annualized	0.17%	0.21%	0.23%
Non-performing loans, excluding loans held for sale/Loans, net	0.39%	0.37%	0.79%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.41%	0.39%	0.93%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.52%	0.53%	1.09%
Total Criticized Loans—Business Services**	$2,310	$2,539	$3,222
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Overall asset quality remained strong during the second quarter; however, strong loan growth drove a modest increase to the allowance for credit losses. The resulting allowance for credit losses was equal to 1.62 percent of total loans and 410 percent of total non-performing loans, excluding loans held for sale. Annualized net charge-offs decreased 4 basis points to 0.17 percent of average loans. Total non-performing loans, excluding loans held for sale, increased modestly but remain below pre-pandemic levels, while total business services criticized loans and total delinquencies improved. Overall asset quality continues to reflect broad-based strength across most commercial and consumer loan portfolios, as well as elevated recoveries associated with strong collateral asset values.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2022	3/31/2022	6/30/2021
Common Equity Tier 1 ratio(2)	9.2%	9.4%	10.4%
Tier 1 capital ratio(2)	10.6%	10.8%	11.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	5.76%	5.93%	7.58%
Tangible common book value per share (non-GAAP)(1)*	$9.55	$10.06	$11.94
Loans, net of unearned income, to total deposits	67.6%	63.3%	63.9%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position with estimated capital ratios remaining well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.6 percent and 9.2 percent, respectively, at quarter-end.

The company received its results from the Federal Reserve Supervisory Stress Test and exceeded all minimum capital levels under the provided scenarios. As a result, Regions' preliminary Stress Capital Buffer requirement will remain floored at 2.5 percent. Regions' robust capital planning process is designed to ensure the efficient use of capital to support lending activities, business growth opportunities and appropriate shareholder returns.

During the second quarter, the company also repurchased 1 million shares of common stock for a total of $15 million through open market purchases and declared $159 million in dividends to common shareholders. Earlier this week, the Board of Directors declared a quarterly common stock dividend of $0.20 per share, an 18 percent increase over the previous quarter.

(1)Non-GAAP; refer to pages 6, 7, 11, 12, 13 and 23 of the financial supplement to this earnings release for reconciliations.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on July 22, 2022, an archived recording of the webcast will be available at the Investor Relations page of www.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $161 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,300 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.
•Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of any pandemic, including the COVID-19 pandemic, could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses, including our recently completed acquisitions of EnerBank, Sabal, and Clearsight, and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within the expected timeframes, or might be less than projected; difficulties in integrating the businesses; and the inability of Regions to effectively cross-sell products following these acquisitions.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.

•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover and exclusive forum laws and provision in our certificate of incorporation and bylaws.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2021 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the SEC.
Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the COVID-19 pandemic (including the impact of additional variants and resurgences), the effectiveness, availability and acceptance of any vaccines or therapies, and the direct and indirect impact of the COVID-19 pandemic on our customers, third parties and us.
The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.